Exhibit 23

                    Consent of Independent Public Accountants

As independent public accountants we hereby consent to the incorporation by reference in this registration statement and related Prospectus Supplement of Health and Retirement Properties Trust, and to the incorporation by reference into Health and Retirement Properties Trusts's previously filed Registration Statements Nos. 33-62135, 333-47815, 333-47817 and 333-52353 of our report dated
May 26, 1998 on the statements of revenue and certain expenses of 1735 Market Street for the year ended December 31, 1997, included in Health and Retirement Properties Trust's Current Report on Form 8-K dated May 22, 1998 and to all references to our firm included in this Registration Statement (Registration Statement File No. 333-26887).

                                      /s/ Arthur Andersen LLP

Philadelphia, Pennsylvania
May 26, 1998